EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of Forward Funds, Inc.

In planning and performing our audits of the financial statements of Forward Hoover Small Cap Equity Fund, Forward Hoover Mini-Cap Fund, Forward Uniplan Real Estate Investment Fund, Forward Hansberger International Growth Fund, Forward International Small Companies Fund, Sierra Club Stock Fund, and Sierra Club Balanced Fund (collectively, the "Funds") for the year ended December 31, 2003 we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the Funds' objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
San Francisco, California
February 16, 2004



EXHIBIT B:
ITEM 77I
TERMS OF NEW OR AMENDED SECURITIES

Forward Funds, Inc. has issued an additional class of shares of beneficial interest, Institutional Class shares, which is being offered for Forward Hoover Mini Cap Fund.

Institutional Class shares are not subject to an initial sales charge, a contingent deferred sales charge or a shareholder service fee. Institutional Class shares are not subject to a Rule 12b-1 fee.

Institutional Class shares represent equal proportionate interests in the investments of the Forward Hoover Mini Cap
Fund and have identical preferences, conversion and other rights, voting powers, restrictions, limitations to dividends, qualification and terms of redemption as the other share class of the Forward Hoover Mini Cap Fund, except as otherwise stated above.



EXHIBIT C:
77Q(e)

               FORWARD FUNDS, INC.
         INVESTMENT SUB-ADVISOR AGREEMENT
This INVESTMENT SUB-ADVISOR AGREEMENT (this
"Agreement"), effective as of December 24, 2003 among Pictet International Management Ltd., a United Kingdom limited liability company, (the "Sub-Adviser"), Forward
Funds, Inc. (the "Company"), on behalf of the Forward
International Small Companies Fund, a series of the Company
(the "Fund"), and Forward Management, LLC (the "Adviser").
WHEREAS, the Company is a Maryland corporation of the series type organized under Articles of Incorporation dated
October 3, 1997 (the "Articles") and is registered under the Investment Company Act of 1940, as amended (the "1940
Act"), as an open-end, diversified management investment company, and the Fund is a series of the Company; and WHEREAS, the Adviser has been retained by the Company to provide investment advisory services to the Fund with regard to the Fund's investments, as further described in the Company's registration statement on Form N-1A (the
"Registration Statement") and pursuant to an Investment
Management Agreement dated  June 6, 2002  ("Investment
Management Agreement"); and
WHEREAS, the Company's Board of Directors (the
"Directors"), including a majority of the Directors who are not "interested persons" as defined in the 1940 Act, and the Fund's stockholders have approved the appointment of the Sub-Adviser to perform certain investment advisory services for the Company, on behalf of the Fund, pursuant to this Agreement and as described in the Registration
Statement, and the Sub-Adviser is willing to perform such services for the Fund; and
WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").
NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Company and the Sub-Adviser as follows:
1. Appointment. The Company and the Adviser hereby appoint the Sub-Adviser to perform advisory services to the Fund for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.
2. Investment Advisory Duties. Subject to the supervision of the Directors of the Fund and the Adviser, the Sub-Adviser will, in coordination with the Adviser as described below, (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's current Prospectus and Statement of Additional Information as provided to the Sub-Adviser by the Adviser, as they may be amended from time to time;
provided, that the Adviser shall provide the Sub-Adviser reasonable advance notice of any change to such investment objectives, policies and limitations.
The Sub-Adviser further agrees that, in performing its duties hereunder, it will:
(a) with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Directors, as they may be amended from time to time, provided that written copies of such procedures and amendments thereto are provided to the Sub-
Adviser by the Adviser;
(b) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Adviser shall not be responsible for the tax effect of any decisions made by or any actions taken by any person other than the Sub-Adviser;
(c) place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund's Prospectus and/or
Statement of Additional Information or otherwise established through written guidelines established by the Fund and provided to the Sub-Adviser by the Adviser, including without limitation, Section 4 hereof
(d) furnish to the Company and the Adviser whatever statistical information the Company or the Adviser may reasonably request with respect to the Fund's assets or investments. In addition, the Sub-Adviser will keep the Company, the Adviser and the Directors informed of developments which the Sub-Adviser reasonably believes will materially affect the Fund's portfolio and shall, on the Sub-Adviser's own initiative, furnish to the Fund from time to time whatever information the Sub-Adviser believes appropriate for this purpose;
(e) make available to the Fund's administrator, PFPC Inc. (the "Administrator"), the Adviser and the
Company, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Adviser, the Administrator and the Company in their compliance with applicable laws and regulations. The Sub-Adviser will furnish the Directors, the Administrator, the Adviser and the Company with such periodic and special reports regarding the Funds as they may reasonably request;
(f) meet periodically with the Adviser and the Directors, in person or by teleconference, to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Adviser and/or the Company;
(g) immediately notify the Adviser and the Fund to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Adviser Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority.
The Sub-Adviser further agrees to notify the Fund and the Adviser immediately of any material fact known to the Sub-
Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;
(h) immediately notify the Adviser if the Sub-
Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Funds. For the purposes of this paragraph, a "material adverse change" shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality;
(i) use no inside information that may be in its possession in making investment decisions for the Fund, nor seek to obtain any such information; and
(j) use its best judgment and efforts in rendering the advice and services contemplated by this Agreement.
3. Futures and Options. The Sub-Adviser's investment authority shall include, to the extent permitted under Section 2, the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon.
The Sub-Adviser may: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "Brokerage Accounts") on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property in the Brokerage Accounts as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Funds, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.
4. Investment Guidelines. In addition to the information to be provided to the Sub-Adviser under Section
2 hereof, the Company or the Adviser shall supply the Sub-
Adviser with such other information as the Sub-Adviser shall reasonably request concerning the Fund's investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund's investments.
5. Representations, Warranties and Covenants of the
Company, Adviser and Sub-Adviser. The Company represents and warrants to the Sub-Adviser that (i) the retention of the Sub-Adviser as contemplated by this Agreement is authorized by the respective governing documents of the Fund; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which either the Fund or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Fund and when executed and delivered by the Adviser, on behalf of the Fund (and assuming due and execution and delivery by the Sub-Adviser), will be the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).
The Adviser represents and warrants to the Sub-
Adviser that (i) the execution, delivery and performance of this Agreement does not violate any obligation by which it or its property is bound, whether arising by contract, operation of law or otherwise; and (ii) this Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser (and assuming due and execution and delivery by the Sub-Adviser) will be the legal, valid and binding obligation of the Advisor, enforceable against the Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).
The Sub-Adviser represents and warrants to the Adviser and the Fund that (i) it is authorized to perform the services hereunder; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Sub-Adviser and when executed and delivered by the Sub-Adviser (and assuming due execution and delivery by the Adviser and the Fund) will be the legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) it is registered as an investment adviser with the SEC, and (v) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.
6. Use of Securities Brokers and Dealers. In placing purchase and sale orders for the Fund with brokers or dealers, the Sub-Adviser will attempt to obtain "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Sub-Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser's research and portfolio management capability generally. It is further understood in accordance with
Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services
(as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund's or the Sub-Adviser's overall responsibilities to the Sub-Adviser's discretionary accounts (the "Section 28(e) Actions"); provided, however, that Sub-Adviser's ability to engage in Section 28(e)
Actions shall be subject to review by the Directors form time to time, and if such Directors reasonably determine that the Fund does not benefit, directly or indirectly, from such Section 28(e) Actions, the Sub-Adviser shall be prohibited from engaging in the same.
Neither the Sub-Adviser nor any parent, subsidiary or related firm shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of the Fund. Unless otherwise directed by the Company or the Adviser in writing, the Sub-Adviser may utilize the service of whatever independent securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution, and so long as the Sub-Adviser complies with the "best execution" practices described above.
7. Compensation.
The Company agrees to pay 65 basis points, calculated as set forth below, to the Sub-Adviser for services specified in this Agreement, subject to adjustment for the expense cap as set out below (the "Fee," ). The management fee payable to the Adviser will be reduced by the amount of the Fee.

The Sub-Adviser Fee shall be computed and accrued daily and paid quarterly in arrears based on the average daily net asset value of the Fund as determined according to the manner provided in the then-current prospectus of the Fund.

As long as the expense cap of the Fund remains at its present level, the Adviser and the Sub-Adviser will waive their fees from the Fund proportionately to maintain this expense cap; provided, that the minimum net Sub-Adviser fee
(i.e., without regard to expense cap waiver) payable hereunder shall be 30 basis points .
The Adviser shall provide to the Sub-Adviser, promptly following request therefor, all information reasonably requested by the Sub-Adviser to support the calculation of the Sub-Adviser Fee and shall permit the Sub-Adviser or its agents, upon reasonable notice and at reasonable times and at Sub-Adviser's cost to inspect the books and records of the Adviser pertaining to such calculation.
8. Expenses
The Sub-Adviser will not be required to pay any expenses of the Fund except as expressly set forth in this
Section 7.  The Sub-Adviser will pay the cost of
maintaining the staff and personnel necessary for it to perform its obligations under this Agreement, the expenses of office rent, telephone, telecommunications and other facilities it is obligated to provide in order to perform the services specified in Section 1, and any other expenses incurred by the Sub-Adviser in the performance of its duties hereunder.
9. Books and Records. The Sub-Adviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules. The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rules
31a-1 and Rule 31a-2 under the 1940 Act with respect to the Fund are the property of the Fund and will be surrendered promptly to the Company upon its request, except that the Sub-Adviser may retain copies of such documents as may be required by law. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws and regulations.
10. Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Fund as provided to the Sub-Adviser in accordance with this Agreement are adhered to, the Fund agrees that the Sub-
Adviser may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-
Adviser or with accounts of the affiliates of the Sub-
Adviser, if in the Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Fund acknowledges that the determination of such economic benefit to the Fund by the Sub-Adviser represents the Sub-Adviser's evaluation that the Fund may be benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.
11. Liability. Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Company, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or person with respect to the Fund.
Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Company, the Fund, its shareholders and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Company, the Fund and/or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.
The Company, on behalf of the Fund, hereby agrees to indemnify and hold harmless the Sub-Adviser, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the "Indemnified
Parties") against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Company or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the
"1933 Act"), the 1934 Act, the Investment Advisers Act of
1940, as amended (the "Advisers Act") or other federal or state statutory law or regulation, at common law or otherwise. It is understood, however, that nothing in this paragraph 10 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Company, the Fund or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

12. Services Not Exclusive.  The services of the Sub-
Adviser are not exclusive, and nothing in this Agreement
shall prevent the Sub-Adviser from providing similar
services to other investment advisory clients, including
but not by way of limitation, investment companies or to
other series of investment companies, including the Company
or from engaging in other activities, provided such other
services and activities do not, during the term of this
Agreement, interfere in a material manner with the Sub-
Adviser's ability to meet its obligations to the Funds
hereunder.  When the Sub-Adviser recommends the purchase or
sale of a security for other investment companies and other
clients, and at the same time the Sub-Adviser recommends
the purchase or sale of the same security for the Fund, it
is understood that in light of its fiduciary duty to the
Fund, such transactions will be executed on a basis that is
fair and equitable to the Fund.  In connection with
purchases or sales of portfolio securities for the account
of the Fund, neither the Sub-Adviser nor any of its
directors, officers or employees shall act as a principal
or agent or receive any commission.  If the Sub-Adviser
provides any advice to its clients concerning the shares of
the Fund, the Sub-Adviser shall act solely as investment
counsel for such clients and not in any way on behalf of
the Company or the Fund.
The Sub-Adviser provides investment advisory services
to numerous other investment advisory clients, including
but not limited to other funds and may give advice and take
action which may differ from the timing or nature of action
taken by the Sub-Adviser with respect to the Fund.  Nothing
in this Agreement shall impose upon the Sub-Adviser any
obligations other than those imposed by law to purchase,
sell or recommend for purchase or sale, with respect to the
Fund, any security which the Sub-Adviser, or the
shareholders, officers, directors, employees or affiliates
may purchase or sell for their own account or for the
account of any client.
13. Materials.  Each of the Adviser, the Company and
the Fund shall not make any representations regarding the
Sub-Adviser or any of its affiliates in any disclosure
document, advertisement, sales literature or other
promotional materials without prior written consent of the
Sub-Adviser, which consent shall not be unreasonably
withheld.  If the Sub-Adviser has not notified the Adviser
of its disapproval of sample materials within twenty (20)
days after its receipt thereof, such materials shall be
deemed approved. The Sub-Adviser will be provided with any
Registration Statements containing references or
information with respect to the Sub-Adviser prior to the
filing of same with any regulatory authority and shall be
afforded the opportunity to comment thereon.
14. Duration and Termination.  This Agreement shall
continue until December 24, 2005, and thereafter shall
continue automatically for successive annual periods,
provided such continuance is specifically approved at least
annually by (i) the Directors or (ii) a vote of a
"majority" (as defined in the 1940 Act) of the Fund's
outstanding voting securities (as defined in the 1940 Act),
provided that in either event the continuance is also
approved by a majority of the Directors who are not parties
to this Agreement or "interested persons" (as defined in
the 1940 Act) of any party to this Agreement, by vote cast
in person at a meeting called for the purpose of voting on
such approval.
Notwithstanding the foregoing, this Agreement may be
terminated:  (a) at any time without penalty by the Fund
upon the vote of a majority of the Directors or by vote of
the majority of the Fund's outstanding voting securities,
upon sixty (60) days' written notice to the Sub-Adviser;
(b) by the Adviser at any time without penalty, upon sixty
(60) days' written notice to the Sub-Adviser or (c) by the
Sub-Adviser at any time without penalty, upon sixty (60)
days' written notice to the Company.  This Agreement will
also terminate automatically in the event of its assignment
(as defined in the 1940 Act).
The Agreement will terminate immediately upon written
notification from the Adviser or the Company if the
Investment Management Agreement terminates with respect to
the Fund.
15. Amendments.  This Agreement may be amended at any
time, but only by the mutual written agreement of the
parties.
16. Proxies.  Unless the Company gives written
instructions to the contrary, the Sub-Adviser shall vote
all proxies solicited by or with respect to the issuers of
securities invested in by the Fund.  The Sub-Adviser shall
maintain a record of how the Sub-Adviser voted and such
record shall be available to the Company upon its request.
The Sub-Adviser shall use its best good faith judgment to
vote such proxies in a manner which best serves the
interests of the Fund's shareholders.
17. Notices.  Any written notice required by or
pertaining to this Agreement shall be personally delivered
to the party for whom it is intended or shall be sent to
such party by prepaid first class mail or facsimile, at the
address or number stated below,.
If to the Company:
Forward Funds, Inc.
433 California Street, Suite 1010
San Francisco, CA  94104
Facsimile: (415) 982-2566

If to the Sub-Adviser:
Pictet International Management Ltd.
Cutlers Gardens
5 Devonshire Square
London, United Kingdom
Facsimile: 011 44 (020) 7972-6868

	If to the Adviser:
Forward Management, LLC
433 California Street, Suite 1010
San Francisco, CA 94104
Facsimile: (415) 982-2566

18. Confidential Information. Any information supplied by the Company, the Fund or the Adviser, which is not otherwise in the public domain, in connection with the Fund or the Adviser is to be regarded as confidential and for use only by the Sub-Adviser and/or its agents, and only in connection with the Sub-Adviser's services under this Agreement. Any information supplied by the Sub-Adviser, which is not otherwise in the public domain, in connection with the performance of its duties hereunder is to be regarded as confidential and for use only by the Fund and/or its agents, and only in connection with the Fund and its investments. Any party in receipt of confidential information shall use reasonable precautions (substantially identical to those used in safeguarding of its own confidential information) that its directors, officers, employees and advisors abide by these confidentiality provisions.


19. Miscellaneous.
(a) Governing Law. This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.
(b) Delivery of Form ADV. Concurrently with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and the Company a copy of Part II of its Form ADV, as revised, on file with the SEC. The Adviser and the Company hereby acknowledge receipt of such copy.
(c) Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(d) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
(e) Agency Relationship. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Company or the Fund, except as otherwise contemplated herein.
(f) Prior Agreement. This Agreement supersedes any prior agreement relating to the subject matter hereof among the parties.
(g) Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts and by facsimile signature, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.
(h) Limited Liability of the Company. The Sub-
Adviser agrees that the Company's obligations under this Agreement shall be limited to the Fund and its assets, and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any director, officer, employee or agent of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of December 24, 2003.
FORWARD FUNDS, INC.
On behalf of its series
Pictet Global Emerging
Markets Fund

By:/s/ Alan Reid

Name:  Alan Reid
Title:  President

PICTET INTERNATIONAL
MANAGEMENT LTD.

By:/s/ Paul Martin

Name:  Paul Martin
Title:  Head of Compliance

FORWARD MANAGEMENT, LLC,

By:/s/ John McGowan
Name:  John McGowan
Title: Chief Operating
Officer


77Q(e)

                  FORWARD FUNDS, INC.
              INVESTMENT MANAGEMENT AGREEMENT
AGREEMENT, effective as of December 23, 2003, between
Forward Management, LLC ("Forward Management" or the "Investment Advisor") and Forward Funds, Inc. (the "Corporation") on behalf of the series of the Corporation listed on Exhibit A (the "Funds").
WHEREAS, the Corporation is a Maryland corporation of the
series type organized under Articles of Incorporation dated October 3, 1997 (the "Articles") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company, and the Funds are series of the Corporation; and
WHEREAS, the Investment Advisor is registered as an
investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and
NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Corporation and the Investment Advisor as follows:
1.	Appointment.  The Investment Advisor is hereby
appointed to act as investment adviser to the Funds for the periods and on the terms set forth in this Agreement. The Investment Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.
2.	Investment Advisory Duties.  Subject to the
supervision of the Directors of the Corporation, the Investment Advisor will (a) provide a program of continuous investment management for the Funds with regard to the Funds' investment of their assets (the "Portfolios") in accordance with the Funds' investment objectives, policies and limitations as stated in the Funds' prospectus and statement of additional information included as part of the registration statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC"), as they may be amended from time to time, copies of which shall be provided to the Investment Advisor by the Corporation; (b) make investment decisions for the Funds with regard to the Portfolios, including, but not limited to, the selection and management of investment sub-advisers for the Funds; (c) place orders to purchase and sell investments in the Portfolios for the Funds; (d) furnish to the Funds the services of its employees and agents in the management and conduct of the corporate business and affairs of the Funds;
(e) if requested, provide the services of its officers as administrative executives of the Funds and the services of any directors of the Fund who are "interested persons" of the Corporation or its affiliates, as that term is defined in the 1940 Act, subject in each case to their individual consent to serve and to applicable legal limitations; and (f) provide office space, secretarial and clerical services and wire and telephone services (not including toll charges, which will be reimbursed by the Funds), and monitor and review Fund contracted services and expenditures pursuant to the distribution plans of the Funds.
In performing its investment management services to the
Funds under the terms of this Agreement, the Investment Advisor will provide the Funds with ongoing investment guidance and policy direction.
The Investment Advisor further agrees that, in performing
its duties hereunder, it will:
(a)	comply with the 1940 Act and all rules and regulations
thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Board of Directors;
(b)	use reasonable efforts to manage the Portfolios so
that the Funds will qualify, and continue to qualify, as regulated investment companies under Subchapter M of the Code and regulations issued thereunder;
(c)	place orders pursuant to its investment determinations
for the Funds in accordance with applicable policies expressed in the Funds' Prospectus and/or Statement of Additional Information, established through written guidelines determined by the Corporation and provided to the Investment Advisor, and in accordance with applicable legal requirements;
(d)	furnish to the Corporation whatever statistical
information the Corporation may reasonably request with respect to the Portfolios. In addition, the Investment Advisor will keep the Corporation and the Directors informed of developments materially affecting the Portfolios and shall, on the Investment Advisor's own initiative, furnish to the Corporation from time to time whatever information the Investment Advisor believes appropriate for this purpose;
(e)	make available to the Corporation's administrator,
PFPC Inc. (the "Administrator"), and the Corporation, promptly upon their request, such copies of its investment records and ledgers with respect to the Portfolios as may be required to assist the Administrator and the Corporation in their compliance with applicable laws and regulations. The Investment Advisor will furnish the Directors with such periodic and special reports regarding the Funds as they may reasonably request;
(f)	meet quarterly with the Corporation's Board of
Directors to explain its investment management activities, and any reports related to the Portfolios as may reasonably be requested by the Corporation;
(g)	immediately notify the Corporation in the event that
the Investment Advisor or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Investment Advisor from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Investment Advisor further agrees to notify the Corporation immediately of any material fact known to the Investment Advisor respecting or relating to the Investment Advisor that is not contained in the Registration Statement regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed thereon, and of any statement contained therein that becomes untrue in any material respect; and
(h)	in making investment decisions for the Portfolios, use
no inside information that may be in its possession or in the possession of any of its affiliates, nor will the Investment Advisor seek to obtain any such information.
3.	Investment Guidelines.  The Corporation shall supply
the Investment Advisor with such information as the Investment Advisor shall reasonably require concerning the Funds' investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Portfolios.
4.	Use of Securities Brokers and Dealers.  Purchase and
sale orders will usually be placed with brokers which are selected by the Investment Advisor as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Investment Advisor places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Funds, in selecting brokers or dealers to execute such orders, the Investment Advisor is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Investment Advisor's research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Investment Advisor may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Investment Advisor determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Funds or the Investment Advisor's overall responsibilities to the Investment Advisor's discretionary accounts.
Neither the Investment Advisor nor any parent, subsidiary
or related firm shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of the Funds, provided that this limitation shall not prevent the Investment Advisor from utilizing the services of a securities broker which is a parent, subsidiary or related firm, provided such broker effects transactions on a "cost only" or "nonprofit" basis to itself and provides competitive execution. Unless otherwise directed by the Corporation in writing, the Investment Advisor may utilize the service of whatever independent securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution.
5.	Compensation.  For its services specified in this
Agreement, the Corporation agrees to pay annual fees to the Investment Advisor equal to the amounts listed opposite the respective Fund on Exhibit A. Fees shall be computed and accrued daily and paid monthly based on the average daily net asset value of shares of the Funds as determined according to the manner provided in the then-current prospectus of the Funds. The Investment Advisor shall be responsible for compensating any investment sub-advisers employed by the Funds.
6.	Fees and Expenses.  The Investment Advisor shall not
be required to pay any expenses of the Funds other than those specifically allocated to the Investment Advisor in this section
6. In particular, but without limiting the generality of the foregoing, the Investment Advisor shall not be responsible for the following expenses of the Funds: organization and certain offering expenses of the Funds (including out-of-pocket expenses, but not including the Investment Advisor's overhead and employee costs); fees payable to the Investment Advisor and to any other of the Funds' advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Corporation's officers and employees; fees and expenses of the Funds' Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Funds; payments to the Administrator for maintaining the Funds' financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Funds; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Funds for sale; freight, insurance and other charges in connection with the shipment of the Funds' portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Funds, or of entering into other transactions or engaging in any investment practices with respect to the Funds; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Funds' businesses) of officers, directors and employees of the Corporation who are not interested persons of the Investment Advisor; and travel expenses (or an appropriate portion thereof) of officers or directors of the Corporation who are officers, directors or employees of the Investment Advisor to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Corporation with respect to matters concerning the Funds, or any committees thereof or advisers thereto.
7.	Books and Records.  The Investment Advisor agrees to
maintain such books and records with respect to its services to the Funds as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Investment Advisor also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Corporation and will be surrendered promptly to the Corporation upon its request. The Investment Advisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws and regulations.
8.	Aggregation of Orders.  Provided the investment
objectives, policies and restrictions of the Funds are adhered to, the Corporation agrees that the Investment Advisor may aggregate sales and purchase orders of securities held in the Funds with similar orders being made simultaneously for other accounts managed by the Investment Advisor or with accounts of the affiliates of the Investment Advisor, if in the Investment Advisor's reasonable judgment such aggregation shall result in an overall economic benefit to the respective Fund taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Corporation acknowledges that the determination of such economic benefit to the Funds by the Investment Advisor represents the Investment Advisor's evaluation that the Funds are benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.
9.	Liability.  The Investment Advisor shall not be liable
to the Corporation for the acts or omissions of any other fiduciary or other person respecting the Funds or for anything done or omitted by the Investment Advisor under the terms of this Agreement if the Investment Advisor shall have acted in good faith and shall have exercised the degree of prudence, competence and expertise customarily exhibited by managers of institutional portfolios. Nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which may not be so limited or waived in accordance with applicable law.
10.	Services Not Exclusive.  It is understood that the
services of the Investment Advisor are not exclusive, and that nothing in this Agreement shall prevent the Investment Advisor from providing similar services to other investment companies or to other series of investment companies, including the Corporation (whether or not their investment objectives and policies are similar to those of the Funds) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Investment Advisor's ability to meet its obligations to the Funds hereunder. When the Investment Advisor recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Investment Advisor recommends the purchase or sale of the same security for the Funds, it is understood that in light of its fiduciary duty to the Funds, such transactions will be executed on a basis that is fair and equitable to the Funds. In connection with purchases or sales of portfolio securities for the account of the Funds, neither the Investment Advisor nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Investment Advisor provides any advice to its clients concerning the shares of the Funds, the Investment Advisor shall act solely as investment counsel for such clients and not in any way on behalf of the Corporation or the Funds.
11.	Duration and Termination.  This Agreement shall
continue with respect to each of the Funds, until December 22, 2005, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of a Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated:
(a) at any time without penalty with respect to a Fund upon the vote of a majority of the Directors or by vote of the majority of that Fund's outstanding voting securities, upon sixty (60) days' written notice to the Investment Advisor or (b) by the Investment Advisor at any time without penalty, upon sixty (60) days' written notice to the Corporation. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Investment Advisor on behalf of the Funds at the time of such termination. The Investment Advisor shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps.
12.	Amendments.  This Agreement may be amended at any time
but only by the mutual agreement of the parties.
13.	Proxies.  Unless the Corporation gives written
instructions to the contrary, the Investment Advisor shall vote all proxies solicited by or with respect to the issuers of securities in the Portfolios. The Investment Advisor shall maintain a record of how the Investment Advisor voted and such record shall be available to the Corporation upon its request. The Investment Advisor shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Funds' shareholders.
14.	Notices.  Any written notice required by or pertaining
to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.
If to the Corporation:
Forward Funds, Inc.:
433 California Street, Suite 1010
San Francisco, CA 94104
If to the Investment Advisor:
Forward Management, LLC
433 California Street, Suite 1010
San Francisco, CA 94104
15.	Confidential Information.  The Investment Advisor
shall maintain the strictest confidence regarding the business affairs of the Funds. Written reports furnished by the Investment Advisor to the Corporation shall be treated by the Corporation and the Investment Advisor as confidential and for the exclusive use and benefit of the Corporation except as disclosure may be required by applicable law.
16.	Miscellaneous.
a.	This Agreement shall be governed by the laws of the
State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.
b.	Concurrently with the execution of this Agreement, the
Investment Advisor is delivering to the Corporation a copy of
Part II of its Form ADV, as revised, on file with the Securities and Exchange Commission. The Corporation hereby acknowledge receipt of such copy.
c.	The captions of this Agreement are included for
convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
d.	If any provision of this Agreement shall be held or
made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
e.	Nothing herein shall be construed as constituting the
Investment Advisor as an agent of the Corporation or the Funds. IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of December 4, 2003.
FORWARD FUNDS, INC.
By:
/s/ J. Alan Reid, Jr.
Name:  J. Alan Reid, Jr.
Title:  President
FORWARD MANAGEMENT, LLC
By:	John P. McGowan
	Name:	John P. McGowan
	Title:	COO


Exhibit A

Fund                                                       Advisory Fee
The Forward International Small Companies Fund                1.00%